Exhibit 99.1

NEWS RELEASE

	Contact:	Linda M. Siluk
Chief Financial Officer
(973) 983-0888 Ext. 492
FOR IMMEDIATE RELEASE	Investors:	Edward Nebb
Comm-Counsellors, LLC
(212) 699-2745

PARTY CITY CORPORATION ANNOUNCES CEO
AND BOARD MEMBER ACTIONS

     Rockaway, N.J., August 29, 2003 – Party City Corporation (Nasdaq: PCTY), America’s largest party goods chain, announced today that it is commencing a search for a new Chief Executive Officer, after being informed by Acting Chief Executive Officer Nancy Pedot that she did not wish to be a candidate for the CEO position on a permanent basis. Ms. Pedot will remain as Acting CEO until a successor is named and will assist with the management transition. She will continue to serve on the Party City Board of Directors after a permanent CEO is chosen.

     Ms. Pedot stated, “When I accepted the position of Acting CEO, my first priority was to conduct an evaluation of Party City’s operations and business processes. That evaluation has been largely completed, and has led to the adoption of strategies for merchandising, product presentation, customer service and logistics that should pave the way for higher sales and profits. With a new phase of Party City’s development about to begin, I believe this is the appropriate time for the Company to transition to a permanent CEO.”

     Ralph Dillon, Chairman, noted, “The Board of Directors deeply appreciates Nancy’s enormous contributions to Party City’s development, and especially her willingness to take on the responsibilities of Acting CEO at a critical time for the Company. We look forward to her continued involvement in our future as a Board member.”

- more -

     Michael E. Tennenbaum, Vice Chairman, added, “Nancy’s business insights have been and will continue to be extremely valuable to the Company. She helped conduct the initial due diligence on the Party City concept in 1999, and later provided additional expertise as a member of the Board. As Acting CEO, she has mapped out a change in strategic direction that we all embrace.”

     In addition, the Company announced that it expects to be substantially free of debt by the end of the current calendar year, absent any special transactions. This permits the Company to consider a wider variety of corporate initiatives intended to improve shareholder value. While Party City is considering such initiatives, there is no assurance that any specific initiative will be pursued or consummated.

     Further, Franklin R. Johnson has been named to the Party City Board of Directors. Currently a business consultant, Mr. Johnson was previously chief financial officer of Rysher Entertainment, a unit of Cox Enterprises, and earlier was an audit engagement partner with PriceWaterhouseCoopers. Based on Mr. Johnson’s background and experience, the Board of Directors expects to make a determination that Mr. Johnson qualifies as an audit committee financial expert and will serve on the Company’s audit committee in that capacity. Mr. Johnson fills a vacancy created by the resignation of Director Michael Gatto. Mr. Gatto had joined the Party City Board when his then employer, Goldman, Sachs & Co., was a substantial shareholder. He remained on the Board after leaving Goldman, Sachs to allow time for an appropriate replacement Director to be found.

     Party City Corporation is America’s largest party goods chain and currently operates 247 Company-owned stores and 250 franchise stores. To learn more about the Company, visit the Company’s web site at http://www.partycity.com.

     Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the competitive environment in the party goods industry in general and in the Company’s specific market areas, inflation, changes in costs of goods and services and economic conditions in general. Those and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.

# # #